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                                                                   EXHIBIT 10.11


                      AMENDMENT TO VISKASE COMPANIES, INC.
                       PARALLEL NONQUALIFIED SAVINGS PLAN

         The Viskase Companies, Inc. Parallel Nonqualified Savings Plan (the "Plan") was originally established by Viskase Companies, Inc. (the "Company"), under its prior name of Envirodyne Industries, Inc., effective January 1, 1987. The Plan permits certain key executives of the Company to elect to defer a portion of their compensation, and to receive additional employer contributions, in excess of the amounts permitted under the Company's tax qualified retirement plan.

         Each executive who participates in the Plan has an Employee Contribution Account and a Supplemental Benefit Account, to which amounts of deferred compensation and additional employer contributions, respectively, are credited. Under the current terms of the Plan, each such account is credited with earnings at the rates specified under the Plan.

         Pursuant to a resolution adopted by the Board of Directors of the Company and approved by the stockholders at the annual meeting held July 29, 1999, participants in the Plan shall be permitted to have the return on a portion of their Plan accounts determined as if such portion had been invested in the Common Stock of the Company, in lieu of being credited with earnings at the rate provided in the Plan. In addition, the resolution authorized the creation of the Viskase Stock Fund, in the form of a grantor trust of the type commonly known as a "rabbi trust", to which the Company will issue up to 1,000,000 shares of Common Stock, which will be used to measure the return on the portion of accounts deemed to be invested in Common Stock, and as a source of distributions to participants upon their termination of employment.

         In order to reflect the foregoing, and in accordance with the authority reserved by the Board of Directors pursuant to Section 5.01 of the Plan, the Plan is hereby amended as follows:

         1. Article I of the Plan is amended by inserting the following definition immediately following the definition of "Plan Year":

         "STOCK FUND means the Viskase Stock Fund established pursuant to
Section 5.05A."

         2. Section 3.03 is amended by the addition of a new subsection (c) to read as follows:

         "(c) In lieu of the provisions of subsections (a) and (b), a Participant may elect, subject to the limitations set forth below, to have all or a portion of his Supplemental Benefit Account of his Employee Contribution Account, or both, adjusted to reflect the earnings, gains, and losses that would have been credited or debited thereto had such portion been invested in the Stock Fund. If a Participant so elects, a separate subaccount of his Supplemental Benefit Account or Employee Contribution Account, or both, shall be established, which shall be credited with the portion of the Participant's accounts specified by the Participant, and shall thereafter be credited with the percentage elected by the Participant of all new contributions pursuant to Section 3.02. Amounts credited to such subaccount shall be treated as invested in Common Stock of the Company at the fair market value of such Common Stock on the date credited to the subaccount, and thereafter shall be adjusted as if actually invested in such number of shares of Common Stock.


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         Participants may also be permitted to transfer amounts into and out of such subaccounts from time to time. The Committee shall establish rules, procedures and limitations governing the treatment of the portion of Participants' accounts deemed to be invested in the Stock Fund, which may limit or restrict the ability of Participants to change elections and to transfer amounts into and out of the Stock Fund; provided, however, that in no event shall the aggregate portion of all Participants' accounts deemed to be invested in the Stock Fund exceed the amount of Common Stock actually authorized for issuance the Stock Fund pursuant to Section 5.05A (and any excess amount, allocated among all Participants in the manner prescribed by the Committee, shall be subject to subsections (a) and (b)); and provided further, that in no event shall any Participants' election be applied retroactively to effect the adjustment of his account prior to the date that such election is received by the Company."

         3. A new Section 3.07 is added following Section 3.06, to read as follows:

         "3.07    DISTRIBUTION OF STOCK

         To the extent that a portion of the Participant's Supplemental Benefit Account or Employee Contribution Account, or both, is allocated to a subaccount treated as invested in the Stock Fund pursuant to Section 3.03(c) at the time a distribution is to be made pursuant to either
         Section 3.05 or 3.06, there shall be distributed to such Participant or his Beneficiary, unless the Committee otherwise determines, a number of shares of Common Stock equal to the number of whole shares deemed to be held in such subaccount or subaccounts, and cash equal to any fractional shares."

         4. A new Section 5.05A is added following Section 5.05, to read as follows:

         "5.05A   STOCK FUND

         The Company, as grantor, shall establish a grantor trust of the type commonly known as a "rabbi trust", which shall be known as the Viskase Stock Fund (the "Stock Fund"). The Company shall appoint a trustee of the Stock Fund, and shall have the authority to remove and replace the trustee from time to time, and to enter into a trust agreement with such trustee and amend such agreement from time to time, all on such terms as the Committee shall determine. The Company shall transfer shares of Common Stock to the Stock Fund at such time as Participants elect to have a portion of their accounts adjusted as if they were invested in the Stock Fund pursuant to Section 3.03(c). All dividends paid on stock held in the Stock Fund shall be reinvested in Common Stock. If at any time a distribution of Common Stock is to be made to a Participant or his Beneficiary pursuant to Section 3.07, such Common Stock may be distributed out of the Stock Fund, which shall satisfy the Company's obligation pursuant to Section 3.07 to the extent of such distribution. In the event the Company elects to distribute shares of Common Stock directly to such Participant or Beneficiary, or to distribute cash in lieu of shares of Common Stock (other than in lieu of fractional shares), the same number of shares shall be returned from the Stock Fund to the Company. In no event shall the Company be obligated to transfer more than 1,000,000 shares (adjusted appropriately by the Committee in the event of any recapitalization, stock split, stock dividend, or similar transaction) to



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         the Stock Fund, reduced by any shares returned as described in the preceding sentence. Anything else contained herein to the contrary notwithstanding, the Stock Fund shall be subject to the provisions of
         Section 5.05. The Company shall be the owner of the shares of Common Stock held in the Stock Fund (which shall be subject to the claims of the Company's creditors), and any voting rights shall be exercised by the trustee, subject to the direction of the Company to the extent provided by the trust agreement. The failure of the Company to establish the Stock Fund or to transfer shares of Common Stock to it shall not affect the obligations of the Company under this Plan and, in the absence of the Stock Fund, the accounts of Participants who elect to have their accounts adjusted as provided under Section 3.03(c) shall be adjusted as if the Stock Fund had been established, as determined by the Committee on an equitable basis."

         5. The provisions of this amendment are effective July 29, 1999. Except as otherwise specifically provided herein, all provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of July 29, 1999.

VISKASE COMPANIES, INC.

By:
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